Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K (Amendment No. 2) and the incorporation by reference in Registration Statement No. 333-192552 on Form S-3 and Registration Statement Nos. 333-133882, 333-189143, 333-133881, 333-160331, 333-185888, 333-206253 and 333-206526 on Form S-8 of Catalyst Biosciences, Inc. (formerly Targacept, Inc.) of our report dated May 22, 2015, on our audits of the financial statements of Catalyst Biosciences, Inc. (“Old Catalyst”) as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Old Catalyst’s ability to continue as a going concern.

/s/ EisnerAmper LLP

Iselin, New Jersey

October 23, 2015